EXHIBIT 99.1
NEWS RELEASE

Media contact:	Amy Richardson, Director of Communications, (701) 451-3580 or (866) 410-8780
Investor contact:	Loren Hanson, Director of Shareholder Services, (218) 739-8481 or (800) 664-1259

For release: May 5, 2008	Financial Media
Otter Tail Corporation Announces First Quarter Earnings; Revises 2008 Earnings Guidance
FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the quarter ended March 31, 2008.
Highlights
•	First quarter revenues of $300.2 million.

•	Consolidated net income of $8.2 million for the first quarter of 2008 compared with $10.4 million for the first quarter of 2007.

•	Diluted earnings per share of $0.27 for the first quarter of 2008 compared with $0.34 for the first quarter of 2007.
Announcements
•	On April 14, 2008 the Board of Directors declared a quarterly common stock dividend of 29.75 cents per share payable June 10, 2008 to shareholders of record on May 15, 2008.

•	The Board also declared quarterly dividends on the corporation’s four series of preferred stock, payable May 31, 2008 to shareholders of record on May 15, 2008.

•	On April 30, 2008 Otter Tail Power Company announced plans to invest $121 million related to the construction of 48 megawatts of wind energy generation at the proposed Ashtabula Wind Center site in Barnes County, North Dakota.

•	On May 1, 2008 BTD Manufacturing, Inc. (BTD) acquired the assets of Miller Welding & Iron Works, a custom job shop fabricator and finisher located in Washington, Illinois, for cash.

•	The corporation is revising its 2008 diluted earnings per share guidance to be in the range of $1.75 to $2.00 from its previously announced range of $1.85 to $2.10.

CEO Overview
“After two consecutive years of record earnings from our nonelectric businesses, the first quarter of 2008 presented challenges that caused results to fall below our expectations,” said John Erickson, president and chief executive officer of Otter Tail Corporation. “Although some of our companies fell short of expectations in the first quarter, we still anticipate solid performance in 2008 for the corporation overall. Given the first quarter results and uncertainty with economic conditions for the balance of the year, we are revising earnings per share guidance to a range of $1.75 to $2.00 from our initial range of $1.85 to $2.10.”
Erickson noted that quarterly results in health services and manufacturing were disappointing. “Results in health services were primarily affected by lower than expected asset utilization rates in the imaging business. The lower manufacturing results were primarily due to a significant adjustment in the profitability of a wind tower order at DMI Industries’ Ontario plant and from lower margins at ShoreMaster. The remaining manufacturing businesses produced solid results, and we expect DMI—and our manufacturing segment as a whole—will have record earnings in 2008.”
Erickson pointed to positive performance within the corporation’s food ingredient processing segment and at the electric utility. “Our diversification strategy allows us to balance risk more effectively and weather economic swings within specific industries, and there were definite achievements this quarter. Earnings from our food ingredient processing segment were higher than the same quarter a year ago, continuing a trend over the last six quarters. Otter Tail Power Company showed improvement over the prior year, due in part to colder weather and an interim rate increase in Minnesota.”
Last week, the corporation announced Otter Tail Power Company’s intent to build and own 48 megawatts of generation as part of a major wind energy project planned in North Dakota for 2008. The corporation also announced the acquisition of Illinois-based Miller Welding and Iron Works by BTD Manufacturing. “While we slightly reduced our expectations, we have many exciting opportunities ahead and anticipate growth in consolidated earnings for the year,” Erickson said.
Mergent Dividend Achiever
Otter Tail Corporation once again has been listed in Mergent’s Dividend Achievers, which each year recognizes those companies that consistently reward their shareholders through outstanding records of dividend increases. To qualify as a dividend achiever, a company must have raised its annual cash dividend for at least 10 consecutive calendar years. The 2008 Dividend Achievers Index consists of 319 stocks. Otter Tail Corporation has paid dividends on its common stock each quarter since 1938 without interruption or reduction and has increased its dividends annually since 1975.
Segment Performance Summary
Electric
The electric segment recorded revenues of $97.6 million and net income of $12.7 million in the quarter ended March 31, 2008 compared with revenues of $90.0 million and net income of $5.9 million in the quarter ended March 31, 2007. The increase in electric revenues was primarily due to a $6.1 million increase in retail revenues and a $1.6 million increase in wholesale and net energy trading revenues.
The main contributor to the increase in retail revenues was a 7.9% increase in retail kilowatt-hour (kwh) sales resulting from an 8.4% increase in heating degree days. A 5.4% interim rate increase in Minnesota retail rates granted in connection with the electric utility’s application for a general rate increase contributed approximately $2.1 million to the increase in retail revenues. Retail revenues related to the recovery of fuel and purchased power costs were down $3.7 million, and fuel and purchased power costs related to retail use were down $3.2 million, despite the increase in retail kwh sales. This was a result of generating more electricity from company-owned generators and purchasing less electricity from others to serve retail load. The average cost per kwh of purchased power for retail use was more than four times as much as the average fuel cost per kwh from company-owned generators in the first quarters of 2008 and 2007. The electric utility was able to increase kwh output at its Big Stone Plant by 32.7% in the first quarter of 2008 compared with the first quarter of 2007 due, in part, to the replacement of its advanced hybrid particulate collector with a new flue-gas treatment system during its fourth quarter 2007 maintenance shutdown. The electric utility’s 27 new wind turbines at the Langdon Wind Energy Center provided 2.3% of total kwh generation in the first quarter of 2008.
Net gains from energy trading activities, including net mark-to-market gains on forward energy contracts, were $1.7 million for the quarter ended March 31, 2008 compared with net losses of $1.8 million for the quarter ended March 31, 2007. Wholesale electric revenues from company-owned generation were $4.1 million for the quarter ended March 31, 2008 compared with $6.0 million for the quarter ended March 31, 2007 as a result of higher retail loads during the quarter ended March 31, 2008 due to colder weather resulting in lower volumes of excess generation available for sale into the market. Amounts sold were also sold at lower prices during the quarter ended March 31, 2008. Plant availability, demand, load distribution and economic dispatch across the entire MISO region are all factors that drive wholesale prices of electricity. Fuel costs related to wholesale sales decreased $0.4 million. Electric operating and maintenance expenses were essentially unchanged. Depreciation expenses increased $1.0 million as a result of recent capital additions, including the new wind turbines.

Plastics
The plastics segment recorded revenues of $22.3 million and net income of $0.6 million in the quarter ended March 31, 2008 compared with revenues of $37.8 million and net income of $2.8 million in the quarter ended March 31, 2007. The decrease in revenues and net income was primarily due to a decline in pounds of pipe sold. This decline in sales was expected due to softening in the construction markets served by this segment.
Manufacturing
The manufacturing segment recorded revenues of $97.6 million and a net loss of $0.6 million in the quarter ended March 31, 2008 compared with revenues of $86.2 million and net income of $2.5 million in the quarter ended March 31, 2007. DMI Industries, Inc. recorded an increase of $6.7 million in revenues but a decrease in net earnings of $2.4 million between the quarters. Costs of $0.8 million associated with the start up of DMI’s new plant in Oklahoma and lower than expected margins on a production contract at the Fort Erie plant offset DMI’s increased revenues resulting in the reduction of DMI’s net earnings. At BTD, revenues increased $3.0 million due to increased business with existing customers as well as new business generated from the acquisition of Pro Engineering which was acquired in May 2007. This was offset by higher material, labor and benefit costs. Revenues and net income at T.O. Plastics, Inc., increased $2.0 million and $0.3 million, respectively, mainly as a result of increased horticultural product sales. At ShoreMaster, Inc., revenues decreased $0.3 million and net losses increased $1.1 million as a result of increases in costs of goods sold of $0.5 million and operating expenses of $1.1 million.
Health Services
The health services segment recorded revenues of $29.3 million and a net loss of $0.7 million in the quarter ended March 31, 2008 compared with revenues of $33.0 million and net income of $0.9 million in the quarter ended March 31, 2007. Revenues from scanning and other related services were down $2.1 million and revenues from equipment sales and servicing decreased $1.6 million. Results in the equipment sales and service business were impacted by lower equipment sales in the quarter ended March 31, 2008; however, backlogs are strong for the rest of 2008. The imaging side of the business continues to be affected by less than optimal utilization of certain imaging assets.
Food Ingredient Processing
The food ingredient processing segment recorded revenues of $15.9 million and net income of $1.1 million in the quarter ended March 31, 2008 compared with revenues of $19.5 million and net income of $0.4 million in the quarter ended March 31, 2007. The $3.6 million decrease in revenues is due to a 25.3% decrease in pounds of product sold, partially offset by a 9.2% increase in the price per pound of product sold. Cost of goods sold decreased $4.7 million as a result of the decrease in sales and a 2.9% decrease in the cost per pound of product sold. The selling of higher-cost inventory items in the first quarter of 2007 combined with higher average selling prices and lower average costs for the mix of products sold in the first quarter of 2008 contributed to the decrease in pounds of product sold but resulted in an increase in profit margins between the quarters.
Other Business Operations
Other business operations recorded revenues of $38.1 million and a net loss of $1.8 million in the quarter ended March 31, 2008 compared with revenues of $35.1 million and net income of $0.1 million in the quarter ended March 31, 2007. At the construction companies, revenues increased $2.5 million and net income decreased $1.4 million as a result of lower than expected margins on certain construction projects at Midwest Construction Services. In the trucking operations, revenues increased $0.5 million while operating expenses increased $0.9 million due to significant increases in fuel costs that were not able to be immediately passed on to customers and increased labor and equipment costs related to the expansion into heavy-haul services in the fourth quarter of 2007.
Corporate
Corporate expenses, net-of-tax, were $3.2 million in the quarter ended March 31, 2008 compared with $2.4 million in the quarter ended March 31, 2007.
2008 Expectations
Otter Tail Corporation is revising its 2008 earnings guidance to be in a range from $1.75 to $2.00 of diluted earnings per share from its previously announced range of $1.85 to $2.10. Contributing to the earnings guidance for 2008 are the following items:
•	The corporation expects increased levels of net income from the electric segment in 2008. The increase is attributable to an increase in revenues from a pending rate case in Minnesota and rate riders for wind energy and transmission investments in North Dakota and Minnesota. The interim rates are currently in effect during the pending Minnesota rate case. If final rates are lower than interim rates, a refund would be due. If final rates are higher, the higher rates would be prospective only. The increase also reflects having lower-cost generation available for the year, as no major plant shutdowns are planned for Big Stone Plant or Coyote Station in 2008.

•	The corporation expects the plastics segment’s 2008 performance to be below normal levels as this segment continues to be impacted by the sluggish housing and construction markets. Announced capacity expansions are not expected to have a material impact on 2008 results.

•	Increased capacity and productivity related to recent expansions and acquisitions as well as the start-up of DMI’s wind tower manufacturing plant in Oklahoma in 2008 are expected to result in increased levels of net income in the manufacturing segment in 2008. Offsetting this overall segment growth are the effects of a softening economy and the impact it is having on ShoreMaster. Backlog in place on March 31, 2008 in the manufacturing segment to support revenues for the remainder of 2008 is approximately $280 million. This compares with $187 million as of March 31, 2007. DMI Industries accounts for a substantial portion of the 2008 backlog.

•	The health services segment expects improvement in net income in 2008 as it focuses on improving its mix of imaging assets and asset utilization rates.

•	The corporation expects its food ingredient processing business to have increased net income due to higher operating margins in 2008. This business has backlog in place as of March 31, 2008 of 89.1 million pounds for the remainder of 2008 compared with 74.0 million pounds as of March 31, 2007.

•	The other business operations segment is expected to have higher earnings in 2008 compared with 2007. Backlog for the construction businesses at the end of the first quarter of 2008 was approximately $83 million for the remainder of 2008 compared with $87 million at the same time in 2007.

•	Corporate general and administrative costs are expected to increase in 2008.
Risk Factors and Forward-Looking Statements that Could Affect Future Results
The information in this release includes certain forward-looking information, including 2008 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:
•	The corporation is subject to federal and state legislation, regulations and actions that may have a negative impact on its business and results of operations.

•	Actions by the regulators of the electric segment could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

•	Future operating results of the electric segment will be impacted by the outcome of a rate case filed in Minnesota and rate rider filings with North Dakota and Minnesota for transmission and wind energy investments. The rate case was filed on October 1, 2007, requesting an overall increase in Minnesota rates of 6.7%. The filing includes a request for an interim rate increase of 5.4%, which went into effect on November 30, 2007. Interim rates will remain in effect for all Minnesota customers until the MPUC makes a final determination on the electric utility’s request, which is expected by August 1, 2008. If final rates are lower than interim rates, the electric utility will refund Minnesota customers the difference with interest.

•	Certain costs currently included in the Fuel Clause Adjustment (FCA) in retail rates may be excluded from recovery through the FCA but may be subject to recovery through rates established in a general rate case.

Further, all, or portions of, gross margins on asset-based wholesale electric sales may become subject to refund through the FCA as a result of a general rate case.

•	Weather conditions or changes in weather patterns can adversely affect the corporation’s operations and revenues.

•	Electric wholesale margins could be further reduced as the Midwest Independent Transmission System Operator market becomes more efficient.

•	Electric wholesale trading margins could be reduced or eliminated by losses due to trading activities.

•	The corporation’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

•	Wholesale sales of electricity from excess generation could be affected by reductions in coal shipments to the Big Stone and Hoot Lake plants due to supply constraints or rail transportation problems beyond the corporation’s control.

•	The corporation’s electric segment has capitalized $9.1 million in costs related to the planned construction of a second electric generating unit at its Big Stone Plant site as of March 31, 2008. Should approvals of permits not be received on a timely basis, the project could be at risk. If the project is abandoned for permitting or other reasons, these capitalized costs and others incurred in future periods may be subject to expense and may not be recoverable.

•	Federal and state environmental regulation could cause the corporation to incur substantial capital expenditures which could result in increased operating costs.

•	Existing or new laws or regulations addressing climate change or reductions of greenhouse gas emissions by federal or state authorities, such as mandated levels of renewable generation or mandatory reductions in carbon dioxide (CO2) emission levels or taxes on CO2 emissions, that result in increases in electric service costs could negatively impact the corporation’s net income, financial position and operating cash flows if such costs cannot be recovered through rates granted by ratemaking authorities in the states where the electric utility provides service or through increased market prices for electricity.

•	The corporation may not be able to respond effectively to deregulation initiatives in the electric industry, which could result in reduced revenues and earnings.

•	The corporation’s manufacturer of wind towers operates in a market that has been influenced by the existence of a Federal Production Tax Credit. This tax credit is scheduled to expire on December 31, 2008. Should this tax credit not be renewed, the revenues and earnings of this business could be reduced.

•	The corporation’s plans to grow and diversify through acquisitions and capital projects may not be successful and could result in poor financial performance.

•	The corporation’s ability to own and expand its nonelectric businesses could be limited by state law.

•	Competition is a factor in all of the corporation’s businesses.

•	Economic uncertainty could have a negative impact on the corporation’s future revenues and earnings.

•	Volatile financial markets and changes in the corporation’s debt rating could restrict the corporation’s ability to access capital and could increase borrowing costs and pension plan expenses.

•	The price and availability of raw materials could affect the revenue and earnings of the corporation’s manufacturing segment.

•	The corporation’s food ingredient processing segment operates in a highly competitive market and is dependent on adequate sources of raw materials for processing. Should the supply of these raw materials be affected by poor growing conditions, this could negatively impact the results of operations for this segment.

•	The corporation’s food ingredient processing and wind tower manufacturing businesses could be adversely affected by changes in foreign currency exchange rates.

•	The corporation’s plastics segment is highly dependent on a limited number of vendors for PVC resin, many of which are located in the Gulf Coast regions, and a limited supply of resin. The loss of a key vendor or an interruption or delay in the supply of PVC resin could result in reduced sales or increased costs for this business. Reductions in PVC resin prices could negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.

•	Changes in the rates or method of third-party reimbursements for diagnostic imaging services could result in reduced demand for those services or create downward pricing pressure, which would decrease revenues and earnings for the corporation’s health services segment.

•	The corporation’s health services businesses may not be able to retain or comply with the dealership arrangement and other agreements with Philips Medical.

•	Actions by regulators of the corporation’s health services segment could result in monetary penalties or restrictions in the corporation’s health services operations.

•	A significant failure or an inability to properly bid or perform on projects by the corporation’s construction businesses could lead to adverse financial results.
For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.
About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility, manufacturing, health services, food ingredient processing and infrastructure businesses which include plastics, construction and transportation. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.
See Otter Tail Corporation’s results of operations for the three months ended March 31, 2008 and 2007 in the attached financial statements.
Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity

Otter Tail Corporation
Consolidated Statements of Income
For the Three Months Ended March 31, 2008 and 2007
In thousands, except share and per share amounts
(not audited)

	Quarter Ended March 31,
	2008	2007
Operating Revenues by Segment:
Electric	$97,590	$89,980
Plastics	22,350	37,819
Manufacturing	97,595	86,225
Health Services	29,265	32,963
Food Ingredient Processing	15,898	19,495
Other Business Operations	38,110	35,146
Corporate Revenue and Intersegment Eliminations	(571)	(507)

Total Operating Revenues	300,237	301,121

Operating Expenses:
Fuel and Purchased Power	38,890	42,436
Nonelectric Cost of Goods Sold (excludes depreciation; included below)	165,223	164,659
Electric Operating and Maintenance Expense	29,367	29,401
Nonelectric Operating and Maintenance Expense	34,747	30,758
Depreciation and Amortization	14,913	13,093

Total Operating Expenses	283,140	280,347

Operating Income (Loss) by Segment:
Electric	21,625	11,473
Plastics	1,181	4,867
Manufacturing	675	5,938
Health Services	(933)	1,812
Food Ingredient Processing	1,693	781
Other Business Operations	(2,659)	323
Corporate	(4,485)	(4,420)

Total Operating Income	17,097	20,774

Interest Charges	6,711	4,868
Other Income	962	273
Income Taxes	3,118	5,771

Net Income (Loss) by Segment
Electric	12,750	5,922
Plastics	620	2,828
Manufacturing	(616)	2,539
Health Services	(691)	948
Food Ingredient Processing	1,123	449
Other Business Operations	(1,765)	77
Corporate	(3,191)	(2,355)

Total Net Income	8,230	10,408
Preferred Stock Dividend	184	184

Balance for Common:	$8,046	$10,224

Average Number of Common Shares Outstanding:
Basic	29,818,079	29,503,252
Diluted	30,061,865	29,756,904
Earnings Per Common Share:
Basic	$0.27	$0.35
Diluted	$0.27	$0.34

Otter Tail Corporation
Consolidated Balance Sheets
Assets
In thousands
(not audited)

	March 31,	December 31,
	2008	2007
Current Assets
Cash and Cash Equivalents	$9,447	$39,824
Accounts Receivable:
Trade—Net	148,123	151,446
Other	9,832	14,934
Inventories	115,256	97,214
Deferred Income Taxes	7,208	7,200
Accrued Utility and Cost-of-Energy Revenues	23,371	32,501
Costs and Estimated Earnings in Excess of Billings	47,099	42,234
Other	25,910	15,299

Total Current Assets	386,246	400,652

Investments	9,237	10,057
Other Assets	24,679	24,500
Goodwill	99,242	99,242
Other Intangibles—Net	20,217	20,456

Deferred Debits
Unamortized Debt Expense and Reacquisition Premiums	6,770	6,986
Regulatory Assets and Other Deferred Debits	37,157	38,837

Total Deferred Debits	43,927	45,823

Plant
Electric Plant in Service	1,046,341	1,028,917
Nonelectric Operations	281,897	257,590

Total	1,328,238	1,286,507
Less Accumulated Depreciation and Amortization	517,291	506,744

Plant—Net of Accumulated Depreciation and Amortization	810,947	779,763
Construction Work in Progress	64,398	74,261

Net Plant	875,345	854,024

Total	$1,458,893	$1,454,754

Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity
In thousands
(not audited)

	March 31,	December 31,
	2008	2007
Current Liabilities
Short-Term Debt	$122,200	$95,000
Current Maturities of Long-Term Debt	3,348	3,004
Accounts Payable	123,178	141,390
Accrued Salaries and Wages	21,040	29,283
Other Accrued Taxes	12,015	11,409
Other Accrued Liabilities	15,406	13,873

Total Current Liabilities	297,187	293,959

Pensions Benefit Liability	40,035	39,429
Other Postretirement Benefits Liability	30,765	30,488
Other Noncurrent Liabilities	20,658	23,228

Deferred Credits
Deferred Income Taxes	106,885	105,813
Deferred Tax Credits	18,187	16,761
Regulatory Liabilities	62,986	62,705
Other	316	275

Total Deferred Credits	188,374	185,554

Capitalization
Long-Term Debt, Net of Current Maturities	342,490	342,694
Class B Stock Options of Subsidiary	1,255	1,255

Cumulative Preferred Shares	15,500	15,500

Cumulative Preference Shares — Authorized 1,000,000 Shares Without Par Value; Outstanding — None	—	—

Common Shares, Par Value $5 Per Share	149,601	149,249
Premium on Common Shares	109,713	108,885
Retained Earnings	262,484	263,332
Accumulated Other Comprehensive Income	831	1,181

Total Common Equity	522,629	522,647

Total Capitalization	881,874	882,096

Total	$1,458,893	$1,454,754